Exhibit 10.27

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, confidential information (indicated by [***]) has been omitted from Exhibit 10.27 because it (i) is not material and (ii) is the type of information the Company both customarily and actually treats as private or confidential.

COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT

THIS COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) is entered into as of the last date of signature below (the “Effective Date”) by and between Insmed Incorporated, a corporation organized under the laws of Virginia, with registered office in 700 US Highway 202/206, Bridgewater, NJ 08807-1704 (“CUSTOMER”) and ESTEVE QUÍMICA, S.A., a corporation organized under the laws of Spain, with registered office in Torre ESTEVE, Passeig de la Zona Franca, 109, Planta 4ª, 08038 Barcelona, Spain (“EQ”).

CUSTOMER and EQ may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, EQ is a commercial manufacturer of active pharmaceutical ingredients, intermediates and materials for use by third parties in finished pharmaceutical products;

WHEREAS, EQ and CUSTOMER executed a Master Services Agreement effective January 23, 2018 (“Master Services Agreement”). This Agreement shall be separate and distinct from and shall not interfere with the Master Services Agreement, which shall continue apply to the provision of development product and this Agreement shall apply to the provision of commercial manufacturing and supply;

WHEREAS, CUSTOMER is in the business of development and research of certain pharmaceutical products and desires to purchase API INS1007 for commercial use from EQ and EQ desires to provide such products to CUSTOMER, according to the terms and conditions contained herein;

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties hereby agree as follows:

1.     Definitions. In addition to various terms defined throughout the Agreement, the following capitalized terms shall have the meanings set forth below:

Affiliate means with respect to either CUSTOMER or EQ, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with CUSTOMER or EQ, as applicable. As used in this definition, “control” means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction); and (ii) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

Agreement means this Commercial Manufacturing and Supply Agreement, together with all Appendixes, Quality Agreements, and Schedules attached hereto, as amended from time to time by the Parties, and all related Purchase Orders entered into by the Parties.

Applicable Law means any laws, rules, regulations, guidelines, or other requirements of any Authorities that may be in effect from time to time and that may be applicable to any of the activities performed by any of the Parties pursuant to this Agreement in the country where any such activity is performed, such activity shall include but not be limited to manufacturing, distribution, and marketing activity; including but not limited to, those relating to anti-bribery or anticorruption, as well as Good Manufacturing Practices, environmental laws and all others now known or that become effective in the future.

Authority means any supra-national, federal, national, regional, state, provincial, or local authority responsible for granting approvals for the Manufacturing of the Product under this Agreement or for issuing any Applicable Law or for exercising authority with respect to the Manufacture of any Product or Facility including without limitation the FDA and EMEA.

Batch means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch Record.

Batch Documentation means, for each Batch, the Certificate of Compliance, the Certificate of Analysis, and the Batch Records (including analytical testing data, if any).

Batch Record means the set of detailed processing instructions which EQ follows or has followed to Manufacture each Batch of Product.

Certificate of Analysis means a document signed by an authorized representative of EQ, describing testing methods applied to Product, and the results of testing.

Certificate of Compliance means a document signed by an authorized representative of EQ, certifying that a particular Batch was Manufactured in accordance with cGMP, the Applicable Law to such Manufacturing, and the Specifications.

cGMP means current Good Manufacturing Practices and regulations applicable to the Manufacture of the Product that are promulgated by any Authority and which may be in effect from time to time in the territory where such Manufacture is performed.

CUSTOMER Equipment means any Equipment that, to the extent agreed by the Parties, is provided by CUSTOMER to EQ for the purposes of Manufacturing the Product.

CUSTOMER Materials means all documentation, information, and biological, chemical or other materials controlled by CUSTOMER and provided to EQ by or on behalf of CUSTOMER, or acquired by EQ on behalf of CUSTOMER, for the purposes of Manufacturing the Product.

CUSTOMER Technology means any Technology of CUSTOMER (i) existing prior to the Effective Date or (ii) developed or obtained by or on behalf of CUSTOMER independent of this Agreement and without reliance upon EQ Technology or the Confidential Information of EQ.

EQ Improvements means any discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements or rights (whether or not protectable under patent, trademark, copyright or similar laws) to EQ Technology that are conceived, discovered, invented, developed, created or made by or on behalf of EQ, in connection with the Manufacturing of the Product under this Agreement excluding any CUSTOMER Materials and CUSTOMER Technology.

EQ Technology means any Technology of EQ (a) existing prior to the Effective Date or (b) developed or obtained by or on behalf of EQ independent of this Agreement and without reliance upon CUSTOMER Technology or the Confidential Information of CUSTOMER.

Equipment means any equipment or machinery, including CUSTOMER Equipment, used by EQ in the Manufacturing of Product for CUSTOMER.

Facility means any of the premise or premises owned by EQ or its Affiliates.

Force Majeure means any event or circumstance outside a Party’s reasonable control which has not been caused or materially contributed to by that Party, and which results in either Party’s delay or failure to observe or perform on time an obligation under this Agreement.

Manufacture and Manufacturing means any steps, processes and activities necessary to produce Product including the manufacturing, processing, packaging, labeling, quality control testing, storage, supply and release by EQ of the Product for CUSTOMER and any related control up until the time that a Certificate of Compliance is signed.

Product means the active pharmaceutical ingredient, intermediate or material described in Schedule 1.

Purchase Order means a written purchase order referencing this Agreement issued by CUSTOMER for the Manufacturing of the Product by EQ under this Agreement.

Records means all records, including Batch Documentation, transactional financial records, reports, accounts, notes and data of all information and results obtained from the Manufacturing of the Product.

Specifications means the technical and quality assurance stipulations for the Manufacture of the Product to which the Product shall conform and which serve as a basis for the quality evaluation to approve and release the Product.

Technology means any methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws).

Term means the period of time during which this Agreement is in force.

Territory means worldwide.

Third Party means any person or entity other than EQ, CUSTOMER and their respective Affiliates.

2.    Manufacturing of Product.

2.1.    General. CUSTOMER hereby appoints EQ to Manufacture the Product according to the terms and conditions set forth in this Agreement. EQ will Manufacture the Product described in each Purchase Order issued by CUSTOMER, and shall exercise commercially reasonable skill, care and diligence. The Purchase Order will be governed by this Agreement, which shall be deemed to be incorporated to the Purchase Order.

2.2.    Minimum Manufacturing Obligation. CUSTOMER shall purchase from EQ in a calendar year [***]% of CUSTOMER’s Global Demand.

Notwithstanding the above, CUSTOMER is not required to submit Purchase Orders every year in the event that the [***]% of CUSTOMER Global Demand is below [***] in a calendar year.

In the event that CUSTOMER’s Global Demand is lower than [***] in a calendar year, EQ shall not be required to Manufacture. Notwithstanding, CUSTOMER agrees to request EQ as the principal source option for the Manufacture of the less than [***] demand and the decision to proceed with such Manufacture shall be mutually agreed with CUSTOMER.

2.3.     Applicable Law. EQ will perform the Manufacturing of the Product in compliance with any Applicable Laws. In case that CUSTOMER requires EQ to comply with any requirements beyond what is set forth in such Applicable Law, EQ shall review such request; and the Parties shall discuss in good faith how to proceed. As a general rule, CUSTOMER shall bear any costs in relation to implementing or complying with such additional requirements outside the scope of Applicable Law.

2.4.    Validation and approvals. EQ will be responsible for performing and documenting all validation of the Facility, Equipment, the Manufacturing process and any cleaning and maintenance processes employed in the Manufacturing Process in accordance with cGMP, EQ’s Standard Operating Procedures, the applicable Quality Agreement and Applicable Law. EQ will be responsible for obtaining from any Authority, at its expense, the approvals related to the Facility as may be necessary for the Manufacturing of the Product by EQ.

2.5.    Audits and visits. With a minimum of [***] prior written notice by CUSTOMER to EQ, EQ will allow CUSTOMER or its representatives (CUSTOMER representatives mean any Third Party appointed by CUSTOMER, who is reasonably acceptable to EQ), during normal business hours and, at CUSTOMER’s sole cost and expense, to observe the Manufacturing of the Product by EQ at the Facility, review the Records pertaining to the Manufacturing of the Product and inspect that part of the Facilities used by EQ for the Manufacturing of the Product. Except for cause or with the prior consent of EQ, such audits shall not take place more than [***] per calendar year. If additional inspections or audits are requested by CUSTOMER, a cost proposal for such audit will be submitted to CUSTOMER. Further details regarding audits and auditing procedure shall be included in the Quality Agreement. Technical visits to observe the Manufacturing process at the Facility, requested by CUSTOMER and agreed with EQ, will not be considered an “audit” for the purposes of this provision and will not be limited to one visit per calendar year.

2.6.    Inspections. Unless prohibited by Applicable Law, EQ will permit CUSTOMER to be present and participate in any inspection by any Authority to the extent such inspection relates to the Product or the Manufacturing process. EQ will give as much advance written notice as possible to CUSTOMER of any such inspection. Unless expressly prohibited by Applicable Law, EQ will provide CUSTOMER with a copy of any report or other written communication received from such Authority in connection with such inspection, and will consult CUSTOMER for CUSTOMER’s review and comment on any draft responses and incorporate comments from CUSTOMER into the responses or documents to be provided to the Authority before responding to each such communication. Further details regarding inspections and expectations shall be included in the Quality Agreement.

2.7.    Records Retention. EQ will maintain all materials Records, in a secure area. All Records will be retained by EQ for the longer of [***] following completion of the applicable Purchase Order, or the period required by Applicable Law. All Records will be the property and Confidential Information of CUSTOMER. EQ will not transfer, deliver or otherwise provide any Records to any party other than EQ Affiliates, CUSTOMER or its Affiliates, without the prior written approval of CUSTOMER. EQ will, at the direction and written request of CUSTOMER, and at CUSTOMER’s cost and expense, promptly deliver Records to CUSTOMER or its designee, or dispose of the Records, unless the Records are required to be retained by EQ by Applicable Law or for insurance purposes. Once the retention period of the Records has expired, EQ shall provide CUSTOMER with written notification and request for confirmation whether CUSTOMER requires the return or destruction of the Records. Upon receipt of return address information from CUSTOMER, EQ shall timely return the Records to CUSTOMER, at CUSTOMER’s cost and expense. If EQ does not receive a request from CUSTOMER for to return the Records with the return address information within [***] of written notification, EQ shall be entitled to destroy the Records, at CUSTOMER’S cost and expense. In case of any conflict or discrepancy between the retention period indicated in this provision and the relevant period defined in the Quality Agreement, the retention period set forth in the Quality Agreement shall prevail.

2.8.    Sample Retention. EQ will take samples of Product Manufactured under this Agreement and shall retain them for such period and in such quantities as may be required by cGMP or any Applicable Law. Upon CUSTOMER’s request and at CUSTOMER's cost and expense, EQ will promptly provide CUSTOMER with samples if EQ has them in excess of those that EQ is required to retain according to Applicable Law. Further details regarding sampling and sample retention shall be included in the Quality Agreement.

2.9.     Testing. The Product Manufactured under this Agreement will be Manufactured in accordance with the Manufacturing Process approved by CUSTOMER, the terms of this Agreement and the Quality Agreement, and under cGMP (unless otherwise expressly stated in the applicable Purchase Order) and Applicable Law. Each Batch of Product will be sampled and tested by EQ against the Specifications in accordance with the Quality Agreement, and the quality assurance department of EQ will review the documentation relating to the Manufacture and testing of the Batch and will assess if the Manufacture and testing has taken place in compliance with cGMP and the Manufacturing Process.

2.10.    Safety procedures. EQ shall be responsible for implementing and maintaining health and safety procedures for the Manufacturing and for the handling of any Materials or hazardous waste used in or generated by the Manufacturing in compliance with Applicable Laws.

3.    Technology transfer and Changes to the Manufacturing Process or Specifications.

3.1.    Technology Transfer. The Parties acknowledge that the CUSTOMER Technology required for the Manufacturing of the Product was transferred by CUSTOMER to EQ under the applicable process validation pursuant to the Master Services Agreement. During the Term of this Agreement, CUSTOMER shall transfer to EQ all CUSTOMER Technology newly developed or obtained by or on behalf of CUSTOMER and which may be required for the Manufacturing of the Product. Any CUSTOMER Technology transferred to EQ for the Manufacturing of the Product has been and shall be generated in compliance with any Applicable Law, and shall be true, complete and correct in all material respects.

3.2.    Changes to the Manufacturing Process or Specifications. Any change to the Manufacturing Process or Specifications must be approved in accordance to the Quality Agreement, irrespective of whether the change is proposed by either Party or becomes mandatory under any Applicable Law.

    Before approving and implementing any such change, the Parties will negotiate in good faith and agree on the allocation of any resulting cost savings or incremental additional costs to be incurred. As a general rule, the Party proposing such change shall bear any resulting incremental additional costs but account shall also be taken of the benefits or advantages that any such change may report to the other Party. However, in case of changes that become mandatory under any Applicable Law and applicable solely to CUSTOMER Product or Specifications, CUSTOMER shall bear all resulting additional costs. In the circumstance that such changes apply to all process and customers at the facility, CUSTOMER shall bear the resulting additional costs proportionally.

4.    Forecast. Delays and Cancellation fees.

4.1.    Forecasts. During the Term, on the [***] of each quarter of calendar year, CUSTOMER shall provide EQ with a rolling [***]forecast (“Rolling Forecast”) for API INS1007 indicating its expected needs of Product for each quarter going forward. The [***] period nearest the date of the Rolling Forecast shall be binding on CUSTOMER (“Binding Forecast”). The remaining [***] will be projected in good faith but will remain non-binding for each Party (“Non-binding Forecast”). The first initial Rolling Forecast is attached hereto as Schedule 2, and the first update will be due on the [***] of the first calendar quarter following Effective Date of this Agreement.

EQ shall respond to each Rolling Forecast in writing or electronically with [***] of receipt (a business day for such purpose being a day in which banks are generally open to the public in the city of Barcelona, Spain). Its response shall either confirm the quantity of Product and the date for delivery, or suggest amendments in the volume of Product to be supplied and/or the timing of delivery, in which case the relevant planning personnel from each Party will use reasonable efforts to agree and confirm any necessary changes, and following which CUSTOMER shall issue a revised Rolling Forecast reflecting the agreed changes to which EQ shall confirm within [***] (as such term is defined above in this paragraph).

4.2.    Binding Forecast. EQ shall review the Rolling Forecast and assess if it is able to Manufacture or otherwise supply all CUSTOMER needs for Product in accordance with the Non-Binding and Binding Forecast periods. For the avoidance of doubt, the Binding Forecast is only binding on the CUSTOMER and it is not binding on EQ. CUSTOMER will issue a Purchase Order according to the Binding Forecast within [***] of EQ’s written confirmation of the Binding Forecast to CUSTOMER. Upon receipt of such Purchase Order, the Binding Forecast and Purchase Order become binding on EQ. EQ shall use commercially reasonable efforts to satisfy any changes in quantity, delivery phasing or dates requested by CUSTOMER in respect of any Binding Forecast or any order for additional Product at no additional cost to CUSTOMER (save the cost of the additional Product and any reasonable costs incurred by EQ, reasonably evidenced to the CUSTOMER, directly related with the change requested by CUSTOMER). Any Purchase Order for additional Product confirmed by EQ pursuant to this Section 4.2 shall be deemed to be a Binding Forecast.

In the event that, upon receipt of a Rolling Forecast, EQ anticipates that it shall not be able to Manufacture all needs for Product if Customer were to place Purchase Orders for all of the Rolling Forecast amounts, EQ shall inform Customer in writing. Customer shall then be entitled to obtain from alternative suppliers the amount of Product which EQ has indicated that it would not be able to supply, and EQ shall provide reasonable technology transfer and other assistance to enable such alternative suppliers to Manufacture such Product (provided, however, that EQ shall not transfer any patented or otherwise registered technology licensed by Third Parties or belonging to EQ, nor any confidential know-how or information of EQ or of Third Parties, except for its use only to the extent necessary for the Manufacture of Product for CUSTOMER and in the amounts of Product that EQ is not able to Manufacture as indicted in this paragraph). In such case, following CUSTOMER written request, EQ will commence and use commercially reasonable efforts to timely (i) provide to a Third Party designated by CUSTOMER ("Third Party Manufacturer"), a copy of documentation, data, know-how and information used by EQ to Manufacture Product in accordance with the Specifications and Applicable Law, including Product IP, EQ Project IP, and Joint Project IP to the extent included in the Manufacturing process, and (ii) provide such Third Party Manufacturer reasonable technical assistance, test methods and cooperation by appropriate employees of EQ to assist such Third Party Manufacturer in Manufacturing a first batch of Product in accordance with the Specifications (collectively, the "Technology Transfer"). The process for such Technology Transfer will be set forth in a written plan mutually agreed to by the Parties.
4.3.    Non-Binding Forecasts. Non-Binding Forecasts given by CUSTOMER shall be made in good faith, using the degree of diligence that CUSTOMER would apply in the event that CUSTOMER would Manufacture or otherwise supply the Product itself. In the event that CUSTOMER requires additional Product during the period covered the Binding Forecast but that was not included in the applicable Binding Forecast, EQ will use commercial reasonable efforts to fulfill the additional Product requirement of CUSTOMER, without having an obligation.

4.4.    Delays. The Parties are responsible for fully meeting all obligations set forth in this Agreement and each particular Purchase Order, and for providing their activities in accordance with the timeline agreed in each Purchase Order.

    The Parties shall closely monitor progress of each deliverable per each particular Purchase Order and shall notify the other Party in writing whenever there are possible delays and likely effect on the overall period of the Manufacturing of the Product.

4.4.1. Delays of EQ: If EQ is delayed in the performance of its activities, and such delay is caused by EQ, its Affiliates or subcontractors, EQ shall be entitled to a reasonable extension of time agreed between the Parties in writing. EQ shall also propose to CUSTOMER recovery actions to be taken by EQ to regain the original schedule. If the Manufacturing of the Product or the recovery actions are still not performed by EQ after the extension period, CUSTOMER shall be entitled to cancel the Purchase Order. In case of cancellation of the Purchase Order, the price for any raw materials purchased by EQ or committed, where such raw materials cannot be reused for future deliveries and other non-cancellable expenses incurred by EQ for the Manufacturing of the Product shall be paid by CUSTOMER.

Notwithstanding, EQ shall make commercially reasonable efforts to alleviate such a delay or failure to meet delivery timeline, including but not limited to priority placement of CUSTOMER’s Manufacturing to regain original delivery timeline. Notwithstanding such efforts, CUSTOMER does not waive its available rights to recover direct damages in accordance with Section 14.

        4.4.2. Delays or Cancellation by Customer: If the Manufacturing of the Product is delayed or cancelled due to Customer's decision or primarily attributable to Customer’s fault or for a reason attributable to Customer, the following penalties shall apply to Customer.

    Without prejudice to the conditions set forth below, in case of delays attributable to CUSTOMER, EQ shall be entitled to plan a new schedule for the Manufacturing of the Product based on its internal possibilities, capacities and plans, as EQ deems appropriate and as commercially reasonable.

(i) Penalties in case of delays attributable to CUSTOMER: In case of delays communicated by the CUSTOMER or occurring as a consequence of a reason attributable to CUSTOMER a delay fee will be charged to CUSTOMER at the time the initial delivery was scheduled as follows:

If communication from CUSTOMER to EQ occurs within a period of between [***] and [***]prior to the initially agreed start date, the delay fee shall be [***]% of the total value of the Conversion Costs corresponding to the relevant Purchase Order.

If communication from CUSTOMER to EQ occurs within [***] or less prior to the initially agreed start date, the delay fee shall be [***]% of the total value of the Conversion Costs corresponding to the relevant Purchase Order.

(ii) Cancellation fees: In case a cancellation of a Purchase Order is communicated by the CUSTOMER to EQ or occurs as a consequence of a reason attributable to CUSTOMER, a cancellation fee will be charged to CUSTOMER at the time the initial delivery was scheduled as follows:

a.     If the cancellation is communicated by CUSTOMER between [***] and [***] prior to the initially scheduled start date, the cancellation fee shall be [***]% of the total value of the Conversion Costs corresponding to the relevant Purchase Order for the cancelled activities;

b.     If the cancellation is communicated by CUSTOMER less than [***]prior to the     initially scheduled start date, the cancellation fee shall be the total value of the Conversion Costs     corresponding to the relevant Purchase Order for the cancelled activities.

In all cancellation cases, in addition to the applicable cancellation fee, the price for any raw materials purchased or committed, where raw material cannot be reused for current Purchase Order for future deliveries or anticipated Rolling Forecast, and other non-cancellable expenses incurred by EQ for the Manufacturing of the Product shall be paid by CUSTOMER.

5.    Purchase Orders.

5.1.    Throughout the Term, CUSTOMER shall place Purchase Orders covering all the quantities of Product contained in the Binding Forecast. CUSTOMER or its Affiliate shall issue Purchase Orders that include timelines for delivery and quantity of Product to be supplied by EQ, the destination and such other details as may be agreed to by the Parties in writing. In the event that the Purchase Order includes CUSTOMER’s terms and conditions, the same shall not apply to the contractual relationship between EQ and CUSTOMER, which is governed exclusively by the conditions of this Agreement and its Schedules. In case of any conflict between the conditions of the Purchase Order and this Agreement, the conditions of this Agreement will prevail, unless otherwise expressly agreed in writing by the Parties.

5.2.    Thereafter, CUSTOMER will issue a Purchase Order with each Rolling Forecast that covers the new calendar quarter added to the Binding Forecast. Each Purchase Order will be confirmatory of, and supplemental to, the Binding Forecast rather than creating a new legal obligation.

5.3.    No Purchase Order placed by CUSTOMER shall be deemed accepted and binding on EQ until EQ’s express acceptance of the Binding Forecast in accordance with Clause 4.2.

5.4.    EQ shall deliver the Product within the term agreed by the Parties in the corresponding Purchase Order.

5.5.    Purchase Orders that have been accepted by both Parties shall be firm and binding and may not be cancelled, neither totally nor partially, unless both Parties agree to such cancellation in writing. Any change on any Purchase Order shall require the prior written agreement of EQ and CUSTOMER and a Change Order. For the avoidance of doubt, even if CUSTOMER fails to deliver the Purchase Order as set out in this Agreement, the CUSTOMER is still obliged to comply with the Binding Forecast.

5.6.    EQ shall not be liable for any delay in the Manufacturing the Product when such delay is due to circumstances controlled by CUSTOMER (e.g. not being provided with CUSTOMER Materials, CUSTOMER Equipment or CUSTOMER Technology, as required to Manufacture the Product) or due to circumstances not controlled by EQ (e.g. the fact that EQ may have rejected any other materials required for the Manufacturing of the Products from any of its suppliers due to quality defects; or that any Third Party taking any action against EQ which may impede EQ to Manufacture the Product). EQ shall promptly inform CUSTOMER in writing of any circumstance which may cause delays in the Manufacturing the Product and both Parties will make commercially reasonable efforts to mitigate the effects of any delay. Notwithstanding the foregoing, CUSTOMER shall be entitled to take actions set forth in Section 4.4.1 in the event of EQ delay in the Manufacturing the Product.

6.    Supply of Materials.

6.1.    EQ will supply all materials to be used by EQ under a Purchase Order except for CUSTOMER Materials, which shall be delivered by CUSTOMER at EQ Facility at no cost for EQ. Any and all costs assumed by EQ due to the import, transport or delivery for CUSTOMER Materials shall be invoiced to CUSTOMER with an estimate of such costs being provided to CUSTOMER in advance of CUSTOMER’s issuance of Purchase Order followed by EQ delivery of the corresponding invoice with final costs included.

EQ will maintain at all times at least enough inventory of key raw materials to meet [***]% of the CUSTOMER requirements for the Binding Forecast, rounded up to the next full batch size of PRODUCT, provided that CUSTOMER will provide the corresponding Purchase Order for this additional quantity of inventory of key raw materials, not covered by Binding Forecast period requirements, prior to its purchase. EQ will invoice this to CUSTOMER, at least, once per year, in case the materials are not intended to be used in the following production as per Binding Forecast. This additional inventory will be purchased based on EQ internal purchase planning calendar illustrated in Schedule 3, where end to end activities to produce the Product are written.

For the avoidance of doubt, although EQ will store enough inventories of key raw materials to meet [***]% of the CUSTOMER requirements, manufacturing of additional quantities of Product will be governed by Clause 4.2. of this Agreement.

6.2.    If agreed by the Parties, CUSTOMER or its designees will provide EQ with the CUSTOMER Materials. EQ agrees (a) not to provide CUSTOMER Materials to any Third Party without the express prior written consent of CUSTOMER; (b) not to use CUSTOMER Materials for any purpose other than the Manufacturing of the Product. EQ shall destroy or return to CUSTOMER at CUSTOMER’s cost and expense, all unused quantities of CUSTOMER Materials according to CUSTOMER’s indications which shall not be unreasonably rejected by EQ.

6.3.    CUSTOMER will at all times retain title to and ownership of the CUSTOMER Materials, but EQ shall accept custody upon receipt of any CUSTOMER Materials and bear responsibility for their care, storage, and use. EQ will provide within the Facility an area where the CUSTOMER Materials and the Product are segregated and stored in accordance with the Specifications and cGMP, and in such a way as to be able to distinguish such CUSTOMER Materials and Product from other products and materials belonging to EQ, or held by it for a Third Party. EQ will immediately notify CUSTOMER if at any time it believes any CUSTOMER Materials, the Product, or any intermediates or components of CUSTOMER Materials or Product, have been damaged, lost or stolen.

6.4.    CUSTOMER shall be responsible for delivery of the CUSTOMER Materials DDP (Incoterms 2020) at the Facility. If applicable, EQ shall provide CUSTOMER with reasonable assistance to obtain and maintain any necessary import approvals, licenses and customs clearance applications, forms and other correspondence in connection with the delivery of the CUSTOMER Materials.

6.5.    CUSTOMER will ensure that CUSTOMER Materials, if any, are delivered according to the timelines set forth in the Purchase Order and that such CUSTOMER Materials meet with specifications. Prior to using any CUSTOMER Materials, EQ will review and test them against specifications, unless pre-approved or prequalified by CUSTOMER or EQ.

7.    Delivery and Acceptance Process.

7.1.    Delivery. If, based upon the review performed by EQ, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP and the Manufacturing Process, then a Certificate of Compliance will be completed and EQ shall notify to CUSTOMER that the Product has been cleared for delivery, and EQ shall issue the corresponding invoice. Together with such notice, EQ will deliver the Batch Documentation to CUSTOMER. Upon receipt of Batch Documentation, CUSTOMER will have [***] to review and release the Product. In this respect, EQ will deliver Product to CUSTOMER in the name and on behalf of the CUSTOMER and at the CUSTOMER’s risk and cost, within the term set forth in the applicable Purchase Order, or such other date as that may be agreed to in writing by the Parties from time to time. During this period, CUSTOMER has the right to request reasonable additional clarifying information which EQ shall provide promptly if available to EQ. When clearing any Product for delivery, EQ shall do so in accordance with the instructions for shipping and packaging specified in the applicable Purchase Order accepted by the Parties or as otherwise agreed to by the Parties in the Quality Agreement.

7.2.    Delivery terms. Deliveries of Product will be made Free Carrier Facility (FCA) (Incoterms 2020). As soon as reasonably practicable from the date in which EQ has communicated to CUSTOMER that the Product is cleared for delivery, but except as otherwise specifically agreed by the Parties, within [***]from the date of issuance of the corresponding undisputed invoice, EQ will deliver the Product to CUSTOMER by placing them at the disposal of CUSTOMER at the agreed point in the applicable Purchase Order.

7.3.    Title. As an exception to articles A3 and B3 of FCA Incoterm 2020, title to Product shall pass to CUSTOMER upon [***]. EQ shall be responsible for risk of loss or damage of Product within [***] from the date of issuance of the corresponding undisputed invoice to CUSTOMER or until pick-up by CUSTOMER, whichever occurs first. If Product is not picked up by CUSTOMER within [***] from issuance of the corresponding undisputed invoice, the Parties will arrange for appropriate storage of Product.

7.4.    Review of Product. CUSTOMER will review the Product upon receipt and test it against the Specifications and will notify EQ in writing of its acceptance or rejection of such Batch as promptly as possible after its receipt. If CUSTOMER intends to reject a Batch on the grounds of non-conformity to the Specifications or damaged or incorrect packaging, CUSTOMER shall notify such rejection to EQ in writing within [***] from receipt of the Batch by CUSTOMER (or from discovery in case of latent defects not reasonably discoverable by CUSTOMER when reviewing the Product upon receipt and testing it against the Specifications) and to be accompanied by a sample of the Product analyzed by CUSTOMER and with all relevant documentation regarding such analysis, including but not limited to the certificate of analysis and a report indicating the methods used by CUSTOMER. If CUSTOMER does not report the failure within such period of [***] from receipt of the Batch (or from discovery in case of latent defects not reasonably discoverable by CUSTOMER when reviewing the Product upon receipt and testing it against the Specifications), such Batch shall be deemed to have been accepted by CUSTOMER as conforming to the applicable Specifications and CUSTOMER will not be entitled to exercise the remedies indicated in Clause 7.6. in relation to such delivered Product.

7.5.    Disputes. In case of any disagreement between the Parties regarding acceptance of delivery or as to whether any Batch or Product conforms to the Specifications, the quality assurance representatives of the Parties will attempt to resolve any such disagreement in good faith. If the disagreement is not resolved in a reasonable time (which will not exceed [***] from notice), a representative sample of the Product and/or relevant documentation will be submitted for tests and final determination to an independent testing laboratory of recognized standing in the industry and agreed upon by the Parties or, failing such agreement, to the testing laboratory of Instituto Químico de Sarrià (Barcelona, Spain).

Such laboratory will use the test methods contained in the applicable Specifications. The determination of conformance by such laboratory will be final and binding on the Parties with regard to conformation to the Specification. The fees and expenses of the laboratory will be paid by the Party against whom the determination is made.

7.6.    Product Non-Compliance and Remedies. If a Batch of Product fails to conform to the Specifications, and provided that such failure is directly attributable to EQ meaning it existed when the Product was delivered by EQ and it was caused by EQ’s failure to comply with its responsibilities under this Agreement; then (save in respect of any claims by Third Parties, which shall be subject to the limit set forth below in this Agreement) EQ's liability shall be limited to (i) reworking or reprocessing the Product, at EQ’s cost and expense, so that the Batch can conform to Specifications and according to Applicable Law, (ii) refunding in full the price paid by CUSTOMER for such Batch; or (iii) at EQ’s cost and expense, Manufacturing and supply to CUSTOMER a new Batch of Product (in the same quantity as the Batch that has been deemed to be non-conforming) as soon as commercially reasonably possible. In the event that the Batch cannot be released, but the failure is not determined attributable to EQ, meaning the failure did not exist when the Product was delivered by EQ and it was not caused by EQ’s failure to comply with its responsibilities under this Agreement, CUSTOMER shall pay the price of such Batch. The Parties will negotiate, in good faith, which option is the more reasonable one in each particular case taking into account all relevant circumstances, and when so doing they shall attempt to mitigate the inconveniences resulting from the situation for both of them. The remedies in this Clause are exclusive and CUSTOMER may not seek any other rights or remedy.

7.7.    Disposition of Non-Conforming Product. The ultimate disposition of non-conforming Product, which shall be carried out in accordance with Applicable Law, will be the responsibility of CUSTOMER’s quality assurance department. The costs associated with the disposal of any non-conforming Product directly attributable to EQ shall be borne by EQ.

8.    Subcontracting.

The Parties agree that EQ may subcontract the performance of specific obligations of EQ under a Purchase Order to a qualified Third Party, prior written communication to CUSTOMER and with CUSTOMER’s prior consent; provided, that (a) such Third Party performs those activities in a manner consistent with the terms and conditions of this Agreement; and (b) EQ remains liable for the performance of such Third Party. Further details regarding subcontractors and expectations shall be included in the Quality Agreement.

9.    Quality Agreement.

The Parties will agree upon a quality agreement as soon as practicable but in no event later than [***] following the Effective Date, describing the quality assurance responsibilities and obligations of the Parties for the Manufacture of Product (“Quality Agreement”). In case of discrepancy between the provisions of this Agreement and the ones contained in the Quality Agreement, this Agreement shall prevail except for what concerns quality and/or technical matters.

10.    Price, Invoices and Payments.

10.1.    Price and Currency. The price for the Manufacturing of the Product by EQ will be calculated as set forth in Schedule 4. Payments to be made under this Agreement will be made in currency declaration of the Purchase Order; using a currency stipulated in Schedule 4.

10.2.    Invoice. EQ will deliver invoice to Customer via e-mail at [***] or as otherwise instructed by Customer from time to time, for the total amount of the price, on the date when EQ notifies that the Product has been released by EQ and available for delivery to CUSTOMER. EQ will invoice CUSTOMER referencing in each such invoice the (i) Purchase Order(s) to which the invoice relates, (ii) the quantity of Product, and (iii) any other amounts reimbursable pursuant to the Agreement. Unless otherwise agreed by both Parties, such invoice will not be provided earlier than date of delivery stated in the PO.

10.3.    Payments. Payment on undisputed invoices will be due [***] after the receipt of the invoice and reasonable supporting documentation for such invoice. CUSTOMER will make all payments pursuant to this Agreement by ACH bank transfer to a bank account designated by EQ, without deduction of any transfer charges or banking commissions. Payments must be made in all cases under these conditions even if CUSTOMER does not take delivery of the Products after EQ has communicated that they have been cleared for delivery. For disputed invoices or the disputed portion of an invoice, CUSTOMER shall provide to EQ, in writing, within [***], a description of the disputed amounts. CUSTOMER and EQ shall negotiate in a timely, good faith manner to resolve billing queries.

10.4.    Interest on Late Payments. Any undisputed amounts not paid on the date such payments are due under this Agreement shall be subject to interest from the foregoing date through and including the date upon which payment is received. Interest shall accrue on a daily basis and be calculated on the daily rate of [***] percent ([***]%) per annum above the base rate of the Bank of England from time to time until undisputed payment is received in full. Any accrued interest shall be paid together with the overdue amount. In case that, due to exceptional circumstances, CUSTOMER is not able to perform [***] on time, interest for the pending invoice will not apply for the first [***] after due date. Interest shall not apply to invoices that are disputed by CUSTOMER in accordance with Section 10.3.

10.5.    Taxes. The prices specified in this Agreement are exclusive of any sales, VAT or similar taxes, and of any export and import duties which may be levied as a result of the shipment of the Product or delivery of CUSTOMER Materials. It shall be EQ’s sole obligation to report all compensation received by EQ hereunder for the Manufacturing of the Product as may be required by Applicable Law. CUSTOMER shall pay all applicable sales and use taxes, including all applicable goods and services tax, value added tax, local taxes, applicable duties, electronic delivery taxes, sales, use and excise taxes, levies and import and export fees (collectively, “Taxes”) that are required by law in connection with the Manufacturing of the Product and that are not recoverable by EQ. EQ shall reasonably cooperate and assist CUSTOMER in getting back any recoverable taxes that are due by CUSTOMER. Where any Taxes are paid directly to a tax authority or government by CUSTOMER, CUSTOMER shall not deduct this amount from any amount due to EQ.

11.    Representations and Warranties.

11.1.    EQ represents and warrants as follows:

11.1.1.    Organization of EQ. EQ is and will remain a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

11.1.2.    Enforceability of this Agreement. The execution and delivery of this Agreement by EQ has been authorized by all requisite corporate or company action. This Agreement is and will remain a valid and binding obligation of EQ, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

11.1.3.    Absence of Other Contractual Restrictions. EQ is under no contractual or other obligation or restriction that is inconsistent with EQ’s execution or performance of this Agreement. EQ will not enter into any agreement, either written or oral, that would conflict with EQ’s responsibilities under this Agreement.

11.1.4.    Qualifications of EQ Personnel. EQ has engaged, will engage and will cause its Affiliates involved in the Manufacturing of the Product to engage, employees and permitted subcontractors including consultants (collectively, “EQ Personnel”) with the proper skill, training and experience. Before Manufacturing of the Product, EQ Personnel must be subject to agreements with EQ as customary in the jurisdiction where such EQ Personnel is located under which they (a) have confidentiality obligations with regard to CUSTOMER’s Confidential Information (as defined below) that are consistent with the terms of this Agreement; and (b) assign and effectively vest in EQ any and all rights that such personnel might have in the results of their work without any obligation to CUSTOMER to any royalties or other consideration to such EQ Personnel.

11.1.5.    Rights of Third Parties. The use of EQ Technology by EQ for the Manufacture of the Products for CUSTOMER as contemplated in this Agreement, will not violate any patent, trade secret or other proprietary or intellectual property rights of any Third Party in the territory where the Products are Manufactured by EQ.

11.1.6.    Compliance. EQ will perform the Manufacturing of the Product with requisite care, skill and diligence, in accordance with Applicable Law, cGMPs, the terms of the Quality Agreement and industry standards.

11.1.7. Absence of Debarment. To the best of EQ’s knowledge, EQ, its Affiliates, EQ Personnel and each of their respective officers and directors involved in the Manufacture of Product or providing related services pursuant to this Agreement or a Purchase Order, as applicable; (a) are not debarred, as per FDA debarment list published in the Federal Register, available at https://www.fda.gov/inspections-compliance-enforcement-and-criminal-investigations/compliance-actions-and-activities/fda-debarment-list-drug-product-applications, pursuant to section 306 of the United Sates Food and Drug Cosmetic Act, 21 U.S.C. §§ 335a and are not subject to a pending debarment, and will EQ will not knowingly use in any capacity in connection with the Manufacture of Product any person who has been debarred or is subject to a pending debarment; (b) are not disqualified by FDA from performing specific services, and are not subject to pending disqualification proceedings; and (c) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to pending action. EQ will provide CUSTOMER with immediate notice if EQ receives any information demonstrating that the foregoing statement becomes untrue and will promptly remove any implicated entity or personnel from participation in the Manufacture of Product or providing related services. In the event of EQ’s failure to satisfy one or more of the requirements set for in this section, CUSTOMER reserves the right to pursue remedy pursuant to Section 15.2.

11.2.    CUSTOMER represents and warrants as follows:

11.2.1.    Organization of CUSTOMER. CUSTOMER is and will remain a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

11.2.2.    Enforceability of this Agreement. The execution and delivery of this Agreement by CUSTOMER has been authorized by all requisite corporate or company action. This Agreement is and will remain a valid and binding obligation of CUSTOMER, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

11.2.3.    Absence of Other Contractual Restrictions. CUSTOMER is under no contractual or other obligation or restriction that is inconsistent with CUSTOMER’s execution or performance of this Agreement. CUSTOMER will not enter into any agreement that would conflict with CUSTOMER’s responsibilities under this Agreement except for secondary suppliers.

11.2.4.    CUSTOMER Technology transfer. Any CUSTOMER Technology transferred to EQ for the Development and/or Manufacturing of the Product has been and shall be generated in compliance with any Applicable Law and shall be true, complete and correct in all material respects.

11.2.5.     Rights of Third Parties. CUSTOMER Materials and CUSTOMER Technology provided to EQ for the Manufacturing of the Product shall have been generated in compliance with Applicable Law and regulations and shall be true, complete and correct in all material respects. The use by EQ of CUSTOMER Materials and CUSTOMER Technology as provided to EQ for the Manufacturing of the Product will not violate any patent, trade secret or other proprietary or intellectual property rights of any Third Party.

11.2.6.    Review and use of the Product. When reviewing the Product and testing it against the Specifications, CUSTOMER shall comply with any Applicable Law and shall do so with requisite care, skill and diligence. CUSTOMER shall only use the Product for the purposes of developing and commercializing a drug product containing the Product in final dosage form and not for any other purposes.

11.2.7.    Compliance. Any activities carried out by CUSTOMER, its Affiliates, officers, directors, employees and agents in connection with the Product shall be compliant with any Applicable Law.

Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE.

12.    Proprietary Rights.

12.1.    CUSTOMER Technology. All rights to and interests in CUSTOMER Technology will remain solely in CUSTOMER and, other than as set forth herein, no right or interest therein is transferred or granted to EQ under this Agreement. EQ acknowledges and agrees that it does not acquire a license or any other right to CUSTOMER Technology except for the limited purpose of Manufacturing the Product under this Agreement and that such license will expire automatically upon the expiration or termination of this Agreement.

12.2.    EQ Technology. All rights to and interests in EQ Technology will remain solely in EQ and, except as otherwise set forth in this Agreement, no right or interest therein is transferred or granted to CUSTOMER under this Agreement. EQ hereby grants to CUSTOMER a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, transferable and sub-licensable license to CUSTOMER solely to use Product supplied by EQ to CUSTOMER under this Agreement for (i) the development, manufacture, sale, offer for sale, importation and/or commercialization of Product or (ii) any other legally permitted use or exploitation of such Product.

12.3.    EQ Improvements. EQ agrees to communicate in writing to CUSTOMER any EQ Improvements made by EQ in the Manufacturing of the Product prior to their implementation by EQ. Any and all rights and title to EQ Improvements made by EQ in the Manufacturing (patentable or not) will be the sole and exclusive property of EQ; and that EQ hereby grants to CUSTOMER a perpetual, irrevocable license to use such EQ Improvements included in the Product, but subject to the confidentiality obligations set forth in this Agreement, for the exploitation of such Product delivered by EQ to CUSTOMER as a result of the Manufacturing of the Product, including for the development, manufacture and/or commercialization of such Product.

13.    Confidential Information.

13.1.    “Confidential Information” means any and all non-public scientific, technical, financial or business information, or data or trade secrets in whatever form (written, oral or visual) that is furnished or otherwise made known directly or indirectly by one Party (the “Discloser”) to the other (the “Recipient”) pursuant to the terms of this Agreement or otherwise in connection with this Agreement, whether marked confidential or not, and irrespective of whether such information was furnished or otherwise made known prior to or after the Effective Date. Confidential Information of CUSTOMER includes, but is not limited to, (i) Materials and Records; (ii) development and marketing plans, regulatory and business strategies, financial information, and forecasts of CUSTOMER; and (iii) all information of third parties that CUSTOMER has an obligation to keep confidential.

13.2.    Obligations. During the Term of this Agreement and for a period of [***] thereafter (and in the case of trade secrets, until such time as Discloser no longer treats such information as a trade secret), Recipient agrees to (a) hold in confidence all Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information except as expressly provided in this Agreement, without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely to carry out Recipient’s rights or obligations under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s rights or obligations under this Agreement, with all such reproductions being considered Discloser’s Confidential Information.

13.3.    Permitted Disclosures. Recipient may provide Discloser’s Confidential Information solely to its employees or contractors (but if Recipient is EQ, then solely to EQ Personnel who are in compliance with Section 11.1.4) on a need-to-know basis and solely as necessary to carry out Recipient’s rights or obligations under this Agreement; provided that Recipient remains liable for the compliance of such employees or contractors (or if EQ is Recipient, the compliance of such EQ Personnel) with the terms of this Agreement. If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, when permitted or possible, Recipient will give Discloser prompt written notice of such requirement or order and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order. Notwithstanding any other provision of this Agreement, CUSTOMER may disclose EQ Confidential Information to Third Parties with whom it is developing and commercializing a drug product containing the Product in final dosage form; provided that EQ’s prior specific consent is previously obtained (which shall not be unreasonably withheld or denied) and that such Third Party is under confidentiality obligations at least as restrictive as set forth herein. CUSTOMER shall remain liable for the compliance of any such Third Party with its confidentiality obligations.

13.4.    Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a)is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(b)is in Recipient’s possession at the time of disclosure other than as a result of Recipient's breach of any legal obligation;

(c)becomes known to Recipient on a non-confidential basis through disclosure by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

13.5.    Public Announcements. Neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement without the other Party’s prior written consent, except for any such disclosure that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed. Both Parties agree that each of them may disclose that CUSTOMER has appointed EQ as manufacturer for the Product.

14.    Indemnification and Insurance.

14.1.    Indemnification by EQ. EQ will indemnify, defend and hold harmless CUSTOMER, its Affiliates, and its respective officers, directors, employees and agents (collectively, the “CUSTOMER Indemnitees”) against any and all losses, damages, liabilities or expenses (including without limitation reasonable attorneys’, accounts’, and other expert fees, and other costs of defense) (collectively, “Losses”) that any of them may suffer in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) arising from, relating to or occurring as a result of (a) performance of EQ’s obligations under this Agreement; (b) breach of any of the warranties granted by EQ under this Agreement; (c) any EQ Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (d) EQ’s breach of this Agreement; all of it except and to the extent that such Losses are within the scope of the indemnification obligation of CUSTOMER as set forth in this Agreement. For clarity, as regards product liability claims, EQ shall not be obliged to indemnify CUSTOMER if the relevant Product conformed to the Specifications at the time of delivery and accepted in accordance with Section 7.4 if not determined to be a latent defect in accordance with Section 7.4.

14.2.    Indemnification by CUSTOMER. CUSTOMER will indemnify, defend and hold harmless EQ, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “EQ Indemnitees”) against that any of them may suffer in connection with any Third Party Claims arising from, relating to or occurring as a result of (a) any breach of any of the warranties granted by CUSTOMER under this Agreement; (b) the possession or use of the Product infringes any Third Party intellectual property rights; (c) the development, manufacture, commercialization or use of any product containing the Product in violation of any Third Party rights or (d) the use of the CUSTOMER Materials, CUSTOMER Technology or CUSTOMER Equipment provided to EQ in connection with the Manufacturing of the Product in violation of any patent, trade secret or other proprietary or intellectual property rights of any Third Party; or (e) any CUSTOMER Indemnitee’s negligence or willful misconduct in performing obligations under this Agreement; or (f) CUSTOMER’s breach of this Agreement; all of it except and to the extent that such Losses are within the scope of the indemnification obligation of EQ as set forth in this Agreement or to the extent such Losses result from EQ’s gross negligence or willful misconduct.

14.3.    Indemnification Procedures. Each Party must promptly notify the other Party after receipt of any Third Party Claims made for which the other Party might be liable under Clause 14.1 or 14.2, as applicable. The indemnifying party will have the primary right to defend, negotiate, and settle such claims. The indemnified party will be entitled to participate in the defense of such matter and to employ counsel at its expense to assist in such defense; provided, however, that the indemnifying party will have final decision-making authority regarding all aspects of the defense of the claim. The indemnified party will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party. Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent.

14.4.    Exclusion of Indirect and Consequential Damages. NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL), PUNITIVE OR INDIRECT DAMAGES SUFFERED OR INCURRED BY THE OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT SUCH DAMAGES WERE REASONABLY FORESEEABLE OR THAT PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH PERSON SUFFERING SUCH DAMAGES.

14.5. Liability limitation. EQ’s MAXIMUM AGGREGATE TOTAL LIABILITY UNDER THIS AGREEMENT FOR DIRECT, INDIRECT, SPECIAL, INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES OR ANY KIND INCLUDING WITHOUT LIMITATION ALL COSTS, WILL NOT EXCEED [***]THE TOTAL AMOUNT PAID OR PAYABLE BY CUSTOMER TO EQ HEREUNDER FOR PRODUCT DURING THE [***] PERIOD IMMEDIATELY PRECEDING THE LIABILITY EVENT.

14.6.    NOTHING IN THIS AGREEMENT SHALL LIMIT OR EXCLUDE THE LIABILITY OF EITHER PARTY FOR DEATH OR PERSONAL INJURY, GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, FOR DAMAGES RESULTING FROM BREACHES OF ITS DUTY OF CONFIDENTIALITY OR ANY OTHER LIABILITY WHICH CANNOT BE LIMITED OR EXCLUDED BY LAW.

14.7.    Insurance. The Parties will carry, with financially reputable insurers, insurance coverage (including worker’s compensation at or above the applicable statutory limits, comprehensive liability coverage with contractual liability, and professional liability/errors and omissions coverage) with respect to the conduct of its business against loss from such risks and in such amounts in the amounts set forth below sufficient to support its obligations under this Agreement.
EQ will procure and maintain during the term of this Agreement and for [***] following the expiration date of the last Product manufactured by EQ pursuant to this Agreement, (i) Product/Completed Operations Liability insurance with limits not less than $[***] per claim and $[***] in the aggregate, (ii) Commercial General Liability insurance amount with limits not less than $[***] per claim and $[***] in the aggregate, which may cover any operation of EQ, (iii) Workers’ Compensation insurance (or equivalent in the country) to cover all employees, such insurance shall be maintained with limits not less than $[***] Bodily Injury by disease and $[***] policy limit, and (v) Umbrella or Excess Liability, or regional equivalent, limits not less than $[***], and (vi) Property Insurance coverage for EQ property at the manufacturing facility required for EQ to perform its obligations pursuant to this Agreement. EQ shall ensure contractually that any contractors or other parties involved in the manufacturing of Product hold appropriate Workers Compensation, or equivalent in the country, to cover such contractors and other parties at a level consistent with the coverage outlined above. If requested by CUSTOMER, EQ will provide CUSTOMER a certificate of insurance evidencing the above.
Waiver of Subrogation shall apply in favor of CUSTOMER.

CUSTOMER shall procure and maintain, during the term of this Agreement and for a period of [***] following the expiration date of the last Product manufactured by EQ pursuant to this Agreement, (i) Product/Completed Operations Liability insurance with limits not less than $[***] per claim and $[***] in the aggregate and (ii) Commercial General Liability insurance amount with limits not less than $[***] per claim and $[***] in the aggregate, which may cover any operation of CUSTOMER. CUSTOMER will provide a certificate of insurance evidencing the above insurance coverage upon written request from EQ.
If a Party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the Party will without delay notify the other Party in writing and the Parties will negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.
15.    Term and Termination.
15.1.    Term. This Agreement enters into force on the Effective Date and will expire on the third anniversary from the Effective Date (the “Initial Term”). Thereafter, this Agreement will automatically renew for subsequent twelve-month periods (each twelve-month period, a “Renewal Term” and the Initial Term and any Renewal Term, the “Term”), unless one of the Parties notifies in writing the other its intention not to renew it at least twelve (12) months prior to the end of the Initial Term or any Renewal Term, or unless earlier terminated according to the following provisions.

15.2.    Termination for breach. Either Party may terminate this Agreement or any Purchase Orders if the other Party fails to cure a material breach within [***] after receiving written notice from the non-breaching Party. Such termination shall be with immediate effect, at any time upon written notice to the other Party in the event of a material breach of this Agreement by such other Party which cannot be cured (e.g., breach of confidentiality obligations). EQ may terminate this Agreement or Purchase Order in the event CUSTOMER substantially delays or fails to make payment of [***] ([***]) or more invoices in any given calendar year within [***]of providing CUSTOMER with written notice.

15.3.    Termination by EQ. In addition to termination as indicated in Clause 15.2, EQ reserves the right to terminate this Agreement and/or any Purchase Order upon written notice to CUSTOMER as soon as information is available to EQ, but not less than [***]prior written notice to the Customer in the following event:

(a)as a consequence of a regulatory restrictions, provided, however that EQ explains to CUSTOMER the reasons why the Manufacturing of the Product are impacted by relevant regulatory restriction which prevents EQ to Manufacture the Product.

15.4.    Termination by CUSTOMER. CUSTOMER may terminate this Agreement or any Purchase Order upon [***]prior written notice to EQ if CUSTOMER decides to discontinue the manufacture of the finished dosage form that contain the Product. CUSTOMER may terminate immediately upon written notice to EQ if the FDA delays or denies approval of CUSTOMER’s new drug application for the finished dosage form that contains the PRODUCT.

15.5    Termination by Either Party. Either party may terminate this Agreement or any Purchase Order upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings of the other party, or upon an assignment of a substantial portion of the assets of the other party for the benefit of creditors of the other party, or in the event a receiver or custodian is appointed for such other party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such rights to terminate shall only become effective if the proceeding is not dismissed within [***] after the filing thereof.

15.6    Effects of Termination or Expiration. Upon termination or expiration of this Agreement, neither EQ nor CUSTOMER will have any further obligations under this Agreement provided that, such termination or expiration shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such expiration or termination and, further provided, that:

(a) CUSTOMER will immediately pay to EQ: (i) the price of any existing inventories of Product or Product in-process held by EQ that are subject to the Binding Forecast or a Purchase Order in effect at the time of such expiration or termination; (ii) the cost of any unused Materials which EQ purchased or committed to purchase and related to any Purchase Order or the Binding Forecast in effect at the time of such expiration or termination; (iii) the cost of any unused Materials which EQ has purchased for Manufacture of the Product, acting diligently in the ordinary course of business in order to Manufacture the Product in accordance with the Binding Forecast, and have not yet begun such Manufacture at the time of such expiration or termination; (iv) the unamortized cost of any manufacturing equipment purchased by EQ after the Effective Date or of any other special investment made by EQ after the Effective Date, in both cases if these have been made in connection with the Binding Forecast or any Purchase Order and communicated to CUSTOMER prior to EQ accepting such Binding Forecast or Purchase Order; (v) the costs and expenses in relation to the termination of irrevocable commitments specifically made in connection with the Binding Forecast or any pending Purchase Order prior to termination; and (vi) the costs of terminating on-going work under the Binding Forecast or any applicable accepted Purchase Orders. At CUSTOMER’s election in writing and at CUSTOMER’S expense, EQ will deliver or destroy such Product and Materials as directed by CUSTOMER. CUSTOMER and EQ will reconcile and offset all pending amounts (including advanced payments) immediately after termination or expiration of this Agreement.

(b) EQ shall return to CUSTOMER or destroy, as elected by CUSTOMER and in both cases at CUSTOMER's cost and expense, any CUSTOMER Materials in the possession of EQ, except to the extent such CUSTOMER Materials are required for EQ to fulfill any surviving obligations of this Agreement.

(c) Each Recipient will promptly return to the Discloser all of Discloser’s Confidential Information (including all copies) provided to Recipient under this Agreement or under any Purchase Order which has been terminated or has expired, except for one (1) copy which Recipient may retain solely to monitor Recipient’s surviving obligations of confidentiality and non-use and, in the case of CUSTOMER, to exercise all surviving rights of CUSTOMER under this Agreement; and

(d) The terms and conditions under Articles 11, 12, 13, 14, 16 will survive any such termination or expiration.

16.    Miscellaneous.

16.1.    Independent Contractor. EQ is an independent contractor and not an agent or employee of CUSTOMER. EQ will not in any way represent itself to be an agent, employee or partner of or with CUSTOMER, and EQ has no authority to obligate or bind CUSTOMER by contract or otherwise for any sum or in any manner whatsoever. For all purposes, the legal relationship of the Parties under this Agreement will be of independent contractors. EQ has full power and authority to determine the means, manner and method of performance for the Manufacturing of the Product. EQ is responsible for, and will withhold and/or pay, any and all applicable federal, state or local taxes, payroll taxes, workers’ compensation contributions, unemployment insurance contributions, or other payroll deductions from the compensation of EQ’s employees and other EQ Personnel and no such employees or other EQ Personnel will be entitled to any benefits applicable to or available to employees of CUSTOMER.

16.2.    Force Majeure.

    16.2.1. “Force Majeure” means the occurrence of an event or circumstance that prevents or delays a Party from performing one or more of its contractual obligations under the Agreement, if and to the extent that that Party proves: [a] that such impediment is beyond its reasonable control; and [b] that it could not reasonably have been foreseen at the time of the conclusion of the Agreement; and [c] that the effects of the impediment could not reasonably have been avoided or overcome by the affected Party.

    16.2.2. In the absence of proof to the contrary, the following events affecting a Party shall be presumed to fulfil conditions (a) and (b) under paragraph 1 of this Clause: (i) war (whether declared or not), hostilities, invasion, act of foreign enemies, extensive military mobilization; (ii) civil war, riot, rebellion and revolution, military or usurped power, insurrection, act of terrorism, sabotage or piracy; (iii) currency and trade restriction, embargo, sanction; (iv) act of authority whether lawful or unlawful, compliance with any mandatory public health law or governmental order following a pandemic situation, expropriation, seizure of works, requisition, nationalization; (v) epidemic, pandemic, including any enforceable or recommended authority decision intended to prevent the occurrence, spread or consequences of a pandemic or epidemic event; vi) natural disaster or extreme natural event; (vii) explosion, fire, destruction of equipment, prolonged break-down of transport, telecommunication, information system or energy; (viii) general labor disturbance such as boycott, strike and lock-out, go-slow, occupation of factories and premises.

    16.2.3. A Party invoking this Clause is relieved from its duty to perform its obligations under this Agreement and from any liability in damages or from any other contractual remedy for breach of contract, from the time at which the impediment causes inability to perform, provided that the notice thereof is given without delay, no later than [***] after the occurrence of the event.

    If notice thereof is not given without delay, the relief is effective from the time at which notice thereof reaches the other Party. Where the effect of the impediment or event invoked is temporary, the above consequences shall apply only as long as the impediment invoked impedes performance by the affected Party. Where the duration of the impediment invoked has the effect of substantially depriving the contracting Parties of what they were reasonably entitled to expect under the contract, either Party has the right to terminate this Agreement by a [***] prior notice.

    16.2.4. Unless otherwise agreed, the Parties expressly agree that the Agreement may be terminated by either Party if the duration of the impediment exceeds [***].

    16.2.5. Force majeure can never prevent the compliance with a payment obligation.

16.3.    Notices. All notices must be in writing and sent to the address for the recipient set forth below or at such other address as the recipient may specify in writing under this procedure. All notices must be given (a) by personal delivery, with receipt acknowledged; or (b) by prepaid certified or registered mail, return receipt requested; (c) by prepaid recognized express delivery service; or (d) machine confirmed email or facsimile transmission. This clause is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Notices will be effective upon receipt or at a later date stated in the notice.

To CUSTOMER:
Insmed Incorporated
700 US Highway 202/206
Bridgewater, NJ 08807-1704
Attention: Chief Legal Officer
Email: [***]
Cc:

To EQ:
ESTEVE QUÍMICA, S.A.
Torre ESTEVE – Pg. Zona Franca, 109, Planta 4ª
08038 Barcelona (Spain)
Tel: [***]
Attention: Andrea Oro
Email: [***]
Cc: Daniel Girona – Chief Legal Officer
Email: [***]

16.4.    Entire Agreement. This Agreement, together with the attached Appendixes and Schedules and any Binding Forecasts and Purchase Orders accepted by the Parties as set forth in this Agreement, each of which shall be deemed as incorporated into this Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and all prior agreements, oral or written, with respect to such subject matter are superseded, excluding the Master Services Agreement which shall continue apply to the provision of development product. If there is any conflict, discrepancy or inconsistency between the terms of this Agreement and any Purchase Order, the terms of this Agreement will prevail.

16.5.    No Modification. This Agreement (including Purchase Orders accepted by the Parties as set forth in this Agreement) may be changed only by a writing signed by authorized representatives of each Party.

16.6.    Assignment. Neither Party shall have the right to assign any or all of its rights or obligations under this Agreement without the other Party's prior written consent, which consent shall not unreasonably be withheld, delayed or conditioned. Notwithstanding the foregoing, prior written consent shall not be required in connection with a merger, reorganization, consolidation, or a sale of all or substantially all of a Party's assets or relevant business to which this Agreement relates and, if such sale or merger is to a Third Party, then the assigning Party shall cause the Third Party to assume the assigning Party’s rights and obligations hereunder, provided that this Section shall not apply to an assignment by CUSTOMER to an Affiliate of CUSTOMER. For clarity, CUSTOMER agrees that it shall not, directly or indirectly, assign or transfer its rights to commercialize Product without also assigning (to the same assignee or transferee for Product) this Agreement with EQ, provided that this Section shall not apply to an assignment by CUSTOMER to an Affiliate of CUSTOMER.

The Parties agree to notify the other as soon as commercially reasonable, should any such assignment to a Third Party occur. This Agreement is binding upon, and will inure to the benefit of, the Parties and their respective successors and permitted assigns.

16.7.    No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors, Affiliates, licensees, collaborators, and permitted assigns, and they will not be construed as conferring any rights on any other persons.

16.8.    Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the Parties, within the limits of applicable law.

16.9.     Governing Law. This Agreement and any disputes arising out of or in relation to this Agreement shall be construed, interpreted and governed by the laws of United Kingdom without regard to any choice of law principle that would require the application of the law of another jurisdiction. The Parties expressly reject as well any application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

16.10.        Jurisdiction. If any dispute arises between the Parties with respect to the effects, interpretation or the Parties’ obligations established in the Agreement, the Parties agree to negotiate in good faith to reach an agreement for a remedy within [***] of the Parties’ becoming aware of such dispute. If the Parties are unable to reach an agreement within the aforementioned period, to settle any dispute in connection with the Agreement both Parties agree to submit to the Tribunals and Courts of the city of London, England, expressly waiving their right to any other jurisdiction they might otherwise be entitled. This does not prejudice the right of any of the Parties to submit the dispute to any other competent court or tribunal, in order to apply for the adoption of precautionary measures.

16.11.    Waivers. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement.

16.12. Protection of Personal Data. Each party will comply with its own duties and obligations regarding data protection concerning the processing of personal data required for the performance and management of this Agreement in accordance with all applicable data protection laws.

    EQ is the data controller of the following data: a) those of the legal representatives and and/or proxies of CUSTOMER, whose data are included in this Agreement and related documents; and b) those of the persons who, while providing the services for the CUSTOMER, come into contact with EQ (items (a) and (b) are collectively referred to as “Contact Data”) in order to enable the maintenance, development and management of the contractual relationship between EQ and CUSTOMER. CUSTOMER shall convey the full content of this Clause to such persons. CUSTOMER takes note that EQ will process the Contact Data controlled by the EQ as follows:

    In compliance with the provisions of the applicable regulations on personal data protection, the personal data indicated above will be processed by EQ for the maintenance, development and management of the contractual relationship. The data processed for this purpose will be stored for the duration of this relationship and, once it has ended, for the storage and liability periods provided for in law. The legal basis for data processing in relation to the contact persons, whether legal representatives and/or proxies or persons providing services for the CUSTOMER, is EQ’s legitimate interest in contacting the CUSTOMER through these persons.

    Personal data will not be transferred by EQ for use by third parties unless EQ has obtained the consent of the data subject or when legally required. Likewise, during the course of EQ’s activities, it may be necessary for EQ to provide access to personal data to other companies in the Esteve group (see the group companies at www.esteve.com/es/aviso-legal), which support EQ in the services EQ offers to CUSTOMER. The data may be disclosed to the following categories of specialized providers that help EQ provide its services and are considered data processors: providers of electronic communications, office automation, hosting, housing, computer maintenance, administrative processing, accounting, auditing, consulting and legal representation, among others.

    The data may also be transferred and processed outside the European Economic Area (EEA), to countries whose level of data protection may be lower than that of European countries. In such cases,

EQ will adopt adequate security guarantees for the international transfer of personal data, for example by entering into specific agreements with the importer of such data. Data subjects may exercise their rights to access, rectification, erasure, limitation on data processing, data portability and objection with EQ, under the terms established in the applicable laws and regulations. To exercise these rights, the data subject can send a written request to Esteve Química, S.A., Passeig de la Zona Franca, 109, 4ª Planta, 08038, Barcelona (Att.: Data Protection Officer) or an email to [***].

    In any case, the data subject has the right to file a complaint with the Spanish Data Protection Agency, if he or she deems it appropriate.

16.13. Compliance and Anti-Bribery. Both Parties are committed to acting with integrity, responsibility and diligence, adopting behaviours that are aligned with the principles and standards of ethical and responsible behaviour foreseen in EQ’s Code of Conduct (available on EQ's corporate website: www.esteve.com), in the version applicable at the Effective Date.

    Both Parties agree to comply with all applicable laws, regulations and codes of conduct, including the regulations related to the defence of competition, sustainable development and corporate social responsibility and to conduct this Agreement in compliance with the applicable jurisdiction.

    Both Parties agree not to be a participant in any type of corruption, extortion or bribery and to apply internal policies that avoid actions that could be considered acts of bribery and/or corruption. Further, both Parties are aware of, and agrees to abide by, all laws and regulations, including the United States Foreign Corrupt Practices Act and the UK Anti-Bribery Act, with respect to dealing with payments or gifts to governments or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person.

    Both Parties conduct their activity following ethical business practices, with respect for labor rights and protection of human rights, have good health and safety practices throughout their supply chain and comply with applicable environmental regulations in force in the countries in which they operates. Besides, both Parties are committed to ensuring respect for the principles of the United Nations Global Compact and the Universal Declaration of Human Rights in the performance of their activities whether these are carried out by their employees or by their subcontractors or agents.

    During the term of the Agreement, both Parties shall comply with all laws regarding economic or trade embargoes and sanctions laws that are applicable to their activity (“Sanctions Regulations”).

    Both Parties declare that they are not a listed person nor owned or controlled by a listed person under any of the Sanctions Regulations.

    In the event of the breach of this Clause, the other party will have the right to temporarily suspend or immediately terminate this Agreement, notwithstanding the provisions stated in the termination clause, and claim compensation for losses and damages arising from the other party’s violation of this Clause.

16.14.    No Strict Construction; Headings; Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either Party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement. The words “include,” “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “but not limited to”.

16.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original. The Parties recognize the use of simple electronic signatures (through DocuSign or equivalent platforms) as legally valid and binding for entering into this Agreement, unless Applicable Law mandates any other form of execution.

16.16. Government Contracts Requirements. As applicable, the Government Contracts Requirements (as defined below and as set forth in Appendix A) are incorporated in this Agreement in Appendix A and apply to EQ as applicable, considering the commercial products and services provided by EQ and its contractual position under the applicable Purchase Order as a subcontractor to a federal prime contractor, to the extent the Government Contracts Requirements do not conflict with EQ's obligations under local laws and regulations in which the activities are being performed by EQ.

Unless otherwise specifically stated in the Government Contracts Requirements incorporated below and in Appendix A, the terms: (i) “Contractor” shall mean EQ (except in the term “prime contractor,” which shall mean Insmed, (ii) “subcontractor” shall mean EQ’s subcontractor (if any), (iii) “Contract” shall mean this Agreement (except in the term “prime contract,” which shall retain its original meaning), (iv) “Contracting Officer” shall mean Insmed’s authorized contract representative, and (v) “Government” shall mean Insmed or as otherwise indicated.

EQ may rely on compliance with its obligations under local laws and regulations for purposes of compliance with the applicable Government Contracts Requirements. EQ has a Compliance Program that includes a Code of Conduct, a Third Party Code, an antibribery and conflicts of interest policy and a whistleblowing channel aligned with the applicable Government Contracts Requirements.

Nothing in this Agreement shall be construed to prohibit or otherwise restrict either Party from lawfully reporting waste, fraud, or abuse related to the performance of a government contract to a designated investigate or law enforcement representative of a federal department or agency authorized to receive such information.
For purposes of this Agreement, Government Contracts Requirements shall mean:
•48 C.F.R. 52.203-6, Restrictions on Contractor Sales to the Government
•48 C.F.R. 52.203-13 Contractor Code of Business Ethics and Conduct
•48 C.F.R. 52.203-17 Contractor Employee Whistleblower Rights and Requirement to Inform Employees of Whistleblower Rights
•48 C.F.R. 52.203-19 Prohibition on Requiring Certain Internal Confidentiality Agreements or Statements

•48 C.F.R. 52.204-21 Basic Safeguarding of Covered Contractor Information Systems
•48 C.F.R. 52.222-50 Combating Trafficking in Persons
•48 C.F.R. 52.204-23 Prohibition on Contracting for Hardware, Software, and Services Developed or Provided by Kaspersky Lab and Other Covered Entities
•48 C.F.R. 52.204-25 Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment.
In addition, to the extent Contractor performs obligations under the Agreement outside of the United States by employees who were not recruited in the United States, the Government Contracts Requirements will not include the provisions listed below. To the extent Contractor performs obligations under the Agreement in the United States by employees that were recruited in the United States, the Government Contracts Requirements will include the provisions listed below:
•48 C.F.R. 52.219-8 Utilization of Small Business Concerns
•48 C.F.R. 52.222-21 Prohibition of Segregated Facilities
•48 C.F.R. 52.222-26 Equal Opportunity
•48 C.F.R. 52.222-35 Equal Opportunity for Veterans
•48 C.F.R. 52.222-36 Affirmative Action for Workers with Disabilities
•48 C.F.R. 52.222-37 Employment Reports on Veterans
•48 C.F.R. 52.222-40 Notification of Employee Rights Under the National Labor Relations Act
•CUSTOMER and EQ shall abide by the requirements of 41 CFR 60-300.5(a), as applicable. This regulation prohibits discrimination against qualified protected veterans and requires affirmative action by covered prime contractors and Contractors to employ and advance in employment qualified protected veterans.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

Insmed Incorporated By: /s/ Don Nociolo Print Name: Don Nociolo Title: VP Technical Operations 19-Aug-2024	ESTEVE QUÍMICA, S.A By: /s/ Andrea Oro Print Name: Andrea Oro Title: Global Head of Business Development, APIs 04-Sep-2024

ESTEVE QUÍMICA, S.A

By:    /s/ Pere Mane

Print Name:    Pere Mane

Title:    General Manager
        05-Sep-2024

SCHEDULE 1
PRODUCT

AP INS1007

SCHEDULE 2

[***]

SCHEDULE 3
CALENDAR OF PURCHASING OF MATERIALS (in months)

[***]

SCHEDULE 4
PRICE PER ANNUM

[***]

Appendix A
Full text of applicable Regulations set forth in Section 16.17

[***]